                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              ALTRON INCORPORATED
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                              ALTRON INCORPORATED

                     NOTICE OF SPECIAL MEETING IN LIEU OF
                    THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

  To the Stockholders:

  A Special Meeting of the Stockholders of Altron Incorporated in lieu of the 1998 Annual Meeting will be held on Thursday, May 21, 1998 at 10:30 A.M. in Room 3101 at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts, for the following purposes:

  1. To elect Daniel A. Cronin, Jr. to serve as Director for a term of three years as more fully described in the accompanying Proxy Statement.

  2. To consider and approve the Altron Incorporated 1997 Stock Option Plan for Non-Employee Directors.

  3. To consider and approve the First Amendment to the Altron Incorporated 1995 Stock Purchase Plan.

  4. To consider and approve the Altron Incorporated 1998 Stock Incentive
     Plan.

  5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on April 14, 1998 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

  PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

                                          By order of the Board of Directors,

                                          Anthony J. Medaglia, Jr., Clerk

Wilmington, Massachusetts
April 21, 1998

                              ALTRON INCORPORATED

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Altron Incorporated (the "Company") for use at the Special Meeting of Stockholders in lieu of the 1998 Annual Meeting to be held on Thursday, May 21, 1998, at the time and place set forth in the Notice of Meeting, and at any adjournment thereof. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to stockholders is April 21, 1998.

  If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Clerk of the Company at any time before the proxy is exercised.

  The holders of a majority in interest of all Common Stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of nominees for Director will be decided by plurality vote. Both abstentions and broker "non-votes" are counted as present for the purposes of determining the existence of a quorum for the transaction of business. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker "non-votes" are not counted as votes cast or shares voting.

  The Company will bear the costs of this solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.

  The Company's principal executive offices are located at One Jewel Drive, Wilmington, Massachusetts 01887, telephone number (978) 658-5800.

                       RECORD DATE AND VOTING SECURITIES

  Only stockholders of record at the close of business on April 14, 1998 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 15,549,391 shares of Common Stock with a par value of $.05 per share. Each outstanding share of the Company's Common Stock entitles the record holder to one vote.

                             ELECTION OF DIRECTORS

  On February 2, 1998, the Board of Directors elected to be subject to Section 50A of Chapter 156B of the Massachusetts Business Corporation Law. In accordance with the foregoing, the Board of Directors is divided into three classes, with each class as nearly equal in number as possible. One class is elected each year for a term of three years. It is proposed that the nominee listed below, whose term expires at this meeting, be elected to serve a term of three years and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed. The Company presently has a Board of Directors of five members.

  The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominee named below. If such nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may recommend. The nominee is not related to any Executive Officer of the Company.

                                                                                YEAR FIRST
                         POSITION WITH THE COMPANY OR PRINCIPAL OCCUPATION      ELECTED A
    NAME OF NOMINEE                  DURING THE PAST FIVE YEARS             AGE  DIRECTOR
    ---------------      -------------------------------------------------  --- ----------
NOMINATED FOR A TERM ENDING IN 2001:
Daniel A. Cronin, Jr.... President of Northbridge Management Co., Inc., an   69    1979
                         investment management company. Director of C.R.
                         Bard, Incorporated.
SERVING A TERM ENDING IN 1999:
Burton Doo.............. Director since 1970 and Executive Vice President    67    1970
                         since 1983. President, Altron Systems Corporation
                         since June 1994.
Thomas M. Claflin, II... President of Claflin Capital Management, Inc., a    57    1970
                         venture capital management company. Director of
                         Zoll Medical Corporation.
SERVING A TERM ENDING IN 2000:
Samuel Altschuler....... President and a Director since 1970. Since          70    1970
                         December 1983, Chairman of the Board of Directors.
                         Director of MASSBANK Corp.
Anthony J. Medaglia,     Attorney, stockholder in the law firm of Hutchins,  61    1970
 Jr..................... Wheeler & Dittmar, a Professional Corporation.

                  BOARD MEETINGS AND COMMITTEES OF THE BOARD

  During fiscal 1997, there were ten meetings of the Board of Directors. Each of the Directors attended at least 75% of such meetings.

  The Board of Directors has an Audit Committee, comprised of Messrs. Cronin, Claflin and Medaglia, which makes recommendations to the Board with respect to selection of independent auditors and reviews with such auditors the scope of the audit for each year, the results of the audit when completed and the recommendations of such auditors. The Audit Committee met once during fiscal 1997 and all of its members attended that meeting.

  The Board of Directors has a Stock Option Committee, comprised of Messrs. Cronin, Claflin and Medaglia, which administers the Company's 1991 Stock Option Plan. The Stock Option Committee met nine times during fiscal 1997 and all of its members attended at least 75% of such meetings.

  The Company has neither a compensation committee nor a nominating committee.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth as of April 14, 1998, the number and percentage of outstanding shares of Common Stock beneficially owned (as defined in accordance with Rule 13d-3 under the Securities Exchange Act of
1934) by (i) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each Director of the Company, (iii) each Executive Officer of the Company and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, all persons listed hold sole voting and investment power with respect to the shares listed opposite their respective names.

                                                            AMOUNT AND
                                                            NATURE OF
                                                 TITLE OF   BENEFICIAL PERCENT
NAME                                              CLASS     OWNERSHIP  OF CLASS
----                                           ------------ ---------- --------
Samuel Altschuler (1)(2)(3)(4)................ Common Stock 1,975,640    12.5%
 One Jewel Drive
 Wilmington, MA 01887
Nancy Altschuler (3).......................... Common Stock   700,312     4.4%
 One Jewel Drive
 Wilmington, MA 01887
Burton Doo (1)(2)(5).......................... Common Stock   466,466     3.0%
 One Jewel Drive
 Wilmington, MA 01887
Thomas M. Claflin, II (2)(6).................. Common Stock   172,108     1.1%
Anthony J. Medaglia, Jr. (2)(7)(8)............ Common Stock   124,714       *
Daniel A. Cronin, Jr. (2)(9).................. Common Stock    70,792       *
Peter D. Brennan (1)(10)...................... Common Stock    41,167       *
All Directors and Executive Officers as a
 group (6 persons) (11)....................... Common Stock 2,850,887    18.0%
Wasatch Advisors, Inc. (12)................... Common Stock   937,291     6.0%
Sanford C. Bernstein & Co. (12)(13)........... Common Stock   997,900     6.4%
Mellon Bank Corporation (12)(14).............. Common Stock   803,243     5.2%

--------
  * Less than one percent
 (1) Executive Officer of the Company.
 (2) Director of the Company.
 (3) Mr. and Mrs. Altschuler are general partners of a nominee partnership which holds 700,312 shares, all of which are included in the shares listed as owned by both Mr. and Mrs. Altschuler. Mr. Altschuler has sole voting rights with respect to these shares and shares investment power with his wife. Of the shares held of record by the nominee partnership, 232,875 shares are held as a nominee for Mrs. Altschuler as trustee of trusts established for the benefit of her children, as to which shares she disclaims beneficial interest. Does not include 192,159 shares held by the Samuel Altschuler 1980 Irrevocable Trust, in which members of the Altschuler family have an interest.

 (4) Includes 45,667 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
 (5) Includes 45,667 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
 (6) Includes 58,417 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
 (7) Includes 17,212 shares Mr. Medaglia holds as custodian for his children, as to which he disclaims beneficial ownership.
 (8) Includes 15,667 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
 (9) Includes 55,042 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
(10) Includes 41,167 shares which can be acquired pursuant to options currently exercisable or exercisable within sixty days.
(11) Includes 261,627 shares which Executive Officers and Directors have the right to acquire through the exercise of options currently exercisable or exercisable within sixty days.
(12) According to a Schedule 13G for the year ended December 31, 1997.
(13) Of these shares, 15,500 are held with shared voting power.
(14) Of these shares, 4,747 are held with shared investment power.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 6 shall not be incorporated by reference into any such filing.

             BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Company has no formal compensation committee. The Board of Directors determines and awards compensation for the Company's executive officers and key employees. In addition, the Stock Option Committee of the Board of Directors administers the Company's 1991 Stock Option Plan and determines stock option awards for all employees of the Company, including the Company's executive officers. Two of the five members of the Board of Directors are executive officers of the Company. None of the members of the Stock Option Committee are executive officers or employees of the Company.

  The Company's compensation program utilizes a combination of base salaries and stock option awards made under the Company's 1991 Stock Option Plan. Stock options are intended to link corporate performance and stockholder return to executive compensation by providing an incentive to executive officers to increase the market value of the Company's Common Stock over the long-term.

  The Board of Directors reviews the compensation arrangements of the Company's executive officers on an annual basis. In determining compensation for the Company's executive officers, the Board of Directors considers the responsibility associated with and the skills required for the position, the executive's performance history, the overall profitability of the Company, and the level of compensation necessary, in the judgment of the Board, to attract and retain the executive talent required for the success of the Company. In setting the cash compensation of executives, the Board of Directors also considers the size of option grants being made by the Stock Option Committee.

  In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deduction a public company is permitted for compensation paid in 1994 and thereafter to its chief executive officer and to the four most highly compensated executive officers, other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to qualify as performance-based compensation under the new tax law certain requirements must be met, including approval of the performance measures by the stockholders. The Stock Option Committee intends to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Stock Option Committee considers appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

  The Stock Option Committee, in determining the number of options granted to executive officers, considers options granted to such executives in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of the Company's Common Stock during the term of the option. During fiscal 1997, the Stock Option Committee granted to each of Burton Doo and Peter D. Brennan, options to purchase 15,000 shares at an exercise price of $14.75 per share. The exercise price of such options is equal to the market price of the Company's Common Stock at the time of grant. The options have a ten year term. The options vest in 33 1/3% increments on October 22, 1998, 1999 and 2000. The vesting schedule of the options is intended to provide the long-term incentives described above.

COMPENSATION OF SAMUEL ALTSCHULER, PRESIDENT AND CHAIRMAN

  The Board of Directors established the compensation of Samuel Altschuler, the President and Chairman of the Board of Directors of the Company, for the fiscal year ended January 3, 1998 using the same criteria that were used to determine the compensation of other executive officers as described above. Mr. Altschuler's base compensation remained constant in the fiscal year ended January 3, 1998.

  During fiscal 1997, the Stock Option Committee granted Mr. Altschuler an option for the purchase of 15,000 shares of the Company's Common Stock at an exercise price of $16.23 per share. The exercise price is equal to 110% of the fair market value of the Common Stock at the time of the grant. The option expires after five years. The option vests in 33 1/3% increments on October 22, 1998, 1999 and 2000. In determining the number of shares subject to the option granted to Mr. Altschuler, the Stock Option Committee considered the options previously granted to him, as well as the potential appreciation in the market price of the Company's Common Stock over the term of the option. In granting an option with a delayed vesting date, the Stock Option Committee intended to provide long-term incentives for continued improvement in the Company's performance. The Stock Option Committee views the determination as to the size of stock option grants to executive officers, including Mr. Altschuler, to be an exercise of subjective judgment by the Stock Option Committee.

  The foregoing report has been approved by all members of the Board of Directors and by all members of the Stock Option Committee.

                                          STOCK OPTION COMMITTEE
BOARD OF DIRECTORS


                                          Thomas M. Claflin, II
Samuel Altschuler                         Daniel A. Cronin, Jr.
Burton Doo                                Anthony J. Medaglia, Jr.
Thomas M. Claflin, II
Daniel A. Cronin, Jr.
Anthony J. Medaglia, Jr.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Company has no formal compensation committee. During fiscal 1997, Messrs. Altschuler and Doo, who are executive officers of the Company, served as directors and participated in deliberations of the Company's Board of Directors concerning executive compensation.

                               PERFORMANCE GRAPH

  The following graph sets forth a comparison of the cumulative total stockholder return to the Company's stockholders with that of The Nasdaq National Market Index and an industry index for Standard Industrial Classification ("SIC") Code 3672, printed circuit boards, for the five-year period ended January 3, 1998.

  The graph assumes $100 was invested on January 3, 1993 in the Company's Common Stock, in The Nasdaq National Market companies and in the industry index and also assumes reinvestment of dividends.

                             [GRAPH APPEARS HERE]

                1992     1993      1994     1995     1996     1997
------------------------------------------------------------------
Altron          $100     $300      $525     $963    $1,011    $638
Nasdaq          $100     $120      $126     $163    $  203    $248
SIC Index       $100     $146      $115     $185    $  246    $336
------------------------------------------------------------------


                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's Executive Officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to the Company for the Company's three fiscal years ended January 3, 1998.

                          SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                                        ANNUAL     COMPENSATION
                                     COMPENSATION     AWARDS
                                     ------------- ------------
                                                    INCENTIVE
                                                      STOCK
    NAME AND                                         OPTIONS       ALL OTHER
  PRINCIPAL POSITION                 YEAR  SALARY  (SHARES)(1)  COMPENSATION(2)
  ------------------                 ---- -------- ------------ ---------------
Samuel Altschuler................... 1997 $288,066    15,000        $5,214
 Chairman and President              1996  275,610    12,500         5,283
                                     1995  250,455    22,500         3,033
Burton Doo.......................... 1997 $259,477    15,000        $4,760
 Executive Vice President            1996  247,488    12,500         4,500
                                     1995  224,148    22,500         2,250
Peter D. Brennan.................... 1997 $169,618    15,000        $4,712
 Vice President, Chief Financial Of-
  ficer                              1996  152,437    12,500         3,923
 and Treasurer                       1995  137,643    15,000         1,970

--------
(1) Incentive stock options granted for 1995 reflect the 3-for-2 split of the Company's common stock distributed May 10, 1996.
(2) "All Other Compensation" consists of the Company's contributions to its 401(k) Plan and insurance premiums paid by the Company for the benefit of the named Executive Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on option grants in fiscal 1997 to the named Executive Officers. Pursuant to applicable regulations of the Securities and Exchange Commission, the following table also sets forth the hypothetical value which might be realized with respect to such options based on assumed rates of stock appreciation of 5% and 10% compounded annually from date of grant to the end of the option terms.

                                                                                  POTENTIAL
                                                                              REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL
                                                                               RATES OF STOCK
                                                                                    PRICE
                                                                                APPRECIATION
                                                                               FOR OPTION TERM
                                          INDIVIDUAL GRANTS                          (1)
                         ---------------------------------------------------- -----------------
                                     PERCENTAGE
                                      OF TOTAL              MARKET
                         NUMBER OF    OPTIONS               PRICE
                         SECURITIES  GRANTED TO               AT
                         UNDERLYING  EMPLOYEES  EXERCISE OR  DATE
                          OPTIONS    IN FISCAL  BASE PRICE    OF   EXPIRATION
          NAME            GRANTED       1997    (PER SHARE) GRANT     DATE       5%      10%
          ----           ----------  ---------- ----------- ------ ---------- -------- --------
Samuel Altschuler.......   15,000(2)    2.4%      $16.225   $14.75  10/22/02  $ 39,002 $112,950
 Chairman and President
Burton Doo..............   15,000(3)    2.4%      $14.75    $14.75  10/22/07  $139,143 $352,616
 Executive Vice Presi-
  dent
Peter D. Brennan........   15,000(3)    2.4%      $14.75    $14.75  10/22/07  $139,143 $352,616
 Vice President,
 Chief Financial Officer
 and Treasurer

--------
(1) These values are based on assumed rates of appreciation only. Actual gains, if any, on shares acquired on option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that the values reflected in this table will be achieved.
(2) Granted on October 22, 1997. The option has a five-year term and vests in 33 1/3% increments on October 22, 1998, 1999 and 2000.
(3) Granted on October 22, 1997. The option has a ten-year term and vests in 33 1/3% increments on October 22, 1998, 1999 and 2000.

                      AGGREGATED OPTION EXERCISES IN LAST
                     FISCAL YEAR AND 1/3/98 OPTION VALUES

  The following table provides information on option exercises and on the value of the named Executive Officers' unexercised options at January 3, 1998.

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY
                           SHARES                    OPTIONS AT 1/3/98       OPTIONS AT 1/3/98(1)
                          ACQUIRED      VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Samuel Altschuler.......   33,750     $410,156     40,167       32,333      $216,858      $34,694
 Chairman and President
Burton Doo..............   50,625     $949,394     40,167       32,333      $235,028      $47,026
 Executive Vice Presi-
  dent
Peter D. Brennan........       --           --     35,667       32,333      $272,799      $47,026
 Vice President,
 Chief Financial Officer
 and Treasurer

--------
(1) Value of unexercised in-the-money stock options represents the difference between the exercise prices of the stock options and the closing price of the Company's Common Stock on The Nasdaq National Market on January 3, 1998.
(2) Value realized on exercise represents the difference between the exercise prices of stock options exercised and the trading price of the Company's Common Stock on The Nasdaq National Market on the date of such exercise.

                 APPROVAL OF AMENDMENT TO ALTRON INCORPORATED
                       1995 EMPLOYEE STOCK PURCHASE PLAN

  There will be presented at the meeting a proposal to approve an amendment to the Altron Incorporated 1995 Employee Stock Purchase Plan (the "Employee Plan"), which was adopted by the Company's Board of Directors on March 23, 1998, whereby the provision shall be removed which requires that an individual be employed by the Company for one year in order to be eligible under the Employee Plan.

  The Board of Directors recommends that the stockholders approve the amendment to the Employee Plan. The affirmative vote of the holders of at least a majority of a quorum of the voting stock of the Company voting in person or by proxy at the meeting will be required for such approval. Set forth below is a summary of the principal provisions of the Employee Plan. A copy of the entire plan is available from the Clerk of the Company upon request.

  Number of Shares. The Employee Plan provides that 450,000 shares of the Company's common stock (subject to proportional adjustment for capital changes) may be purchased by eligible employees. Shares issued under the Employee Plan may be either authorized but unissued shares or Treasury shares. If any Stock Purchase Agreement of any employee participating in the Employee Plan expires or is terminated, the shares covered thereby which are not purchased may again be subject to purchase under the Employee Plan.

  Eligibility and Administration. All persons employed by the Company or any participating subsidiary of the Company are eligible to participate in the Employee Plan, except persons whose customary employment is not more than twenty hours per week or not more than five months in any calendar year. In addition, no employee may be granted an option if such employee, immediately after the option was granted, would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation. The Employee Plan is administered by the Stock Option Committee consisting of not less than three members appointed from time to time by the Board of Directors. Committee members are ineligible to participate in the Employee Plan. The present members of the Committee are Thomas M. Claflin, II, Daniel A. Cronin, Jr. and Anthony J. Medaglia, Jr.

  Operation of the Plan. There are two purchase periods within each fiscal year of the Company during which the Employee Plan is in effect, the first commencing on the first day of the fiscal year and ending on the last day of the second fiscal quarter, and the second commencing on the first day of the third fiscal quarter and continuing through the end of the Company's fiscal year. Eligible employees may elect to become participants in the Employee Plan for a purchase period by completing a Stock Purchase Agreement prior to the first day of the purchase period for which the election is made. There is no limit on the number of purchase periods for which an eligible employee may elect to become a participant in the Employee Plan. In the Stock Purchase Agreement, the participating employee authorizes regular payroll deductions amounting to such full percentage of the participant's base compensation as the participant shall designate. Such payroll deductions cannot amount to less than five percent or more than ten percent of the participant's basic compensation. Each participating employee receives an option, effective on the first day of the purchase period, to purchase shares of common stock on the exercise date, which is the last business day of the purchase period. The number of shares which a participant may purchase under the option, up to a maximum of 500 shares per purchase period, is the quotient of the aggregate payroll deductions in the purchase period authorized by the participant, divided by the purchase price. No employee can be granted an option under the Employee Plan to purchase in any one calendar year shares of the Company's common stock having a fair market value (as of the date the option to purchase is granted) in excess of $25,000. The purchase price of shares of the Company's stock under the Employee Plan is the lesser of (i) 90% of the average fair market value of the shares of common stock of the Company for the five business days immediately preceding the first day of the relevant purchase period or (ii) 90% of such value for the five business days immediately preceding the relevant exercise date.

  Termination of Participation. A participant has the right to cancel participation in the Employee Plan for a purchase period by delivering a notice of cancellation to the Company not later than ten days before the exercise date for such purchase period. In the event of such cancellation, the participant will receive in cash the amount credited to his or her account. Upon a participant's death or other termination of employment, participation in the Employee Plan shall automatically cease and the entire balance credited to such participant's account shall be automatically refunded to him or her, or, in the event of death, to the participant's designated beneficiary, if any, under a Company group insurance plan, or otherwise to his or her estate.

  Termination and Amendment of the Plan. The Employee Plan shall continue in effect through the end of the Company's 2004 fiscal year, although the Board of Directors has the right to terminate the Employee Plan at any time, but such termination shall not affect options then outstanding under the Employee Plan. The Board of Directors may also amend the Employee Plan at any time but no such amendment shall adversely affect the options previously granted under the Employee Plan without the consent of the participants and no such amendment may either increase the total number of shares of common stock which may be purchased by all participants, change the class of employees eligible to participate, decrease the purchase price, extend the purchase period, or extend the term of the Employee Plan, without the approval of the Company's shareholders.

           APPROVAL OF ALTRON INCORPORATED 1998 STOCK INCENTIVE PLAN

  There will be presented at the meeting a proposal to approve the Altron Incorporated 1998 Stock Incentive Plan (the "1998 Incentive Plan"), which was adopted by the Company's Board of Directors on March 23, 1998. The Board of Directors recommends that the stockholders approve the 1998 Incentive Plan. The affirmative vote of the holders of at least a majority of a quorum of the voting stock of the Company voting in person or by proxy at the meeting will be required for such approval. Set forth below is a summary of the principal provisions of the 1998 Incentive Plan. A copy of the entire plan is available from the Clerk of the Company upon request.

  The 1998 Incentive Plan permits the grant of stock options, which may be either incentive stock options ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified options which are not intended to meet the requirements of the Code, and stock awards. The maximum number of shares available for stock options and stock awards granted under the 1998 Incentive Plan is 1,500,000 shares of the Company's Common Stock subject to adjustment for capital changes. Shares issued under the 1998 Incentive Plan may be either authorized but unissued shares or shares held in treasury. To the extent that any stock option lapses, terminates, expires or otherwise is canceled without the issuance of shares of Common Stock, or any stock award is settled in cash, the shares of Common Stock covered by such option or award shall again be available for the granting of stock options or awards under the 1998 Incentive Plan.

  Following approval of the 1998 Incentive Plan by the stockholders, no further options will be granted under the Company's 1991 Stock Option Plan.

  Administration. At the discretion of the Company's Board of Directors, the 1998 Incentive Plan is administered either (i) by the full Board of Directors of the Company or (ii) by a Committee (the "Committee") consisting of two or more members of the Company's Board of Directors. The present members of the Committee are Thomas M. Claflin, II, Daniel A. Cronin, Jr. and Anthony J. Medaglia, Jr. If the Board administers the 1998 Incentive Plan, references to the Committee include the Board. The Committee has the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 1998 Incentive Plan.

  Termination and Amendment. Unless sooner terminated, the 1998 Incentive Plan shall terminate ten years from March 23, 1998, the date upon which it was adopted by the Board of Directors of the Company. The Board of Directors may at any time terminate the 1998 Incentive Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Board of Directors may not, without the approval of the shareholders of the Company, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 1998 Incentive Plan. The Committee may terminate, amend or modify any outstanding option without the consent of the option holder, provided, however, that without the consent of the optionee, the Committee shall not change the number of shares subject to an option, nor the exercise price thereof, nor extend the term of such option.

  Eligibility to Participate. Options designated as incentive stock options may be granted only to employees of the Company or any subsidiary. Non-qualified options may be granted to any officer, employee, consultant or director of the Company or any of its subsidiaries. No option designated as an incentive stock option shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of the Company or a parent or a subsidiary, unless the purchase price for the stock under such option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted.

  The maximum number of shares of the Company's Common Stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 250,000 shares, taking into account shares subject to options granted and terminated, or repriced, during such calendar year.

  Terms and Provisions of Options. Options granted under the 1998 Incentive Plan are exercisable at such times and during such periods as set forth in the option agreement, but no incentive stock option granted under the 1998 Incentive Plan can have a term in excess of ten years from the date of grant, and no non-qualified stock option granted under the 1998 Incentive Plan can have a term in excess of 15 years from the date of grant. The option agreement may contain such provisions and conditions as may be determined by the Committee. The option exercise price for options designated as non-qualified stock options granted under the 1998 Incentive Plan is determined by the Committee. The option exercise price for ISOs granted under the 1998 Incentive Plan shall be no less than fair market value of the Common Stock of the Company at the time the option is granted. Options granted under the 1998 Incentive Plan may provide for the payment of the exercise price by delivery of cash or shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or any combination thereof, provided however that the payment of the exercise price by delivery of shares of Common Stock of the Company owned by the optionee may be made only if the payment does not result in a charge to earnings for financial accounting purposes, as determined by the Committee.

  The right of any optionee to exercise an option granted to him or her shall not be assignable or transferable by the optionee other than by will or the laws of descent and distribution, except that an optionee may transfer options that are not incentive stock options to the optionee's spouse or children or to a trust for the benefit of the optionee or the optionee's spouse or children. ISOs are exercisable during the lifetime of the optionee only by the optionee. Any option granted under the 1998 Incentive Plan is null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as otherwise provided in the 1998 Incentive Plan.

  An option granted to any employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall terminate one month after the date such optionee ceases to be an employee of the Company or one of its subsidiaries. If such termination of employment is because of dismissal for cause or because the employee is in breach of any employment agreement, such an option will terminate immediately on the date the optionee ceases to be an employee of the Company or one of its subsidiaries. If such termination of employment is because the optionee has become permanently disabled, the option shall terminate on the last day of the twelfth month from the date such optionee ceases to be an employee. In the event of the death of the optionee, the option shall terminate on the last day of the twelfth month from the date of death. In no event shall an option be exercisable after the date upon which it expires by its terms. The Committee has the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the optionee's employment had occurred.

  An option granted to an employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such optionee ceases to be an employee of the Company or one of its subsidiaries. In the event of the death of any optionee, the option granted to such optionee may be exercised by the estate of such optionee, or by any person or persons who acquired the right to exercise such option by bequest or inheritance or by reason of the death of such optionee.

  Recapitalization; Reorganization; Change in Control. The 1998 Incentive Plan provides that the number and kind of shares as to which options or stock awards may be granted thereunder and as to which outstanding options or awards then unexercised shall be exercisable shall be adjusted to prevent dilution in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in capital stock. In addition, unless otherwise determined by the Committee in its sole discretion, in the case of any sale or conveyance to another entity of all or substantially all of the property and assets of the Company or a Change in Control as defined in the 1998 Incentive Plan, the purchaser of the Company's assets or stock may deliver to the optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of the sale, conveyance or Change in Control or the Committee may cancel all outstanding options in exchange for consideration in cash or in kind, which consideration shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the option price therefor.

  The Committee shall also have the power to accelerate the exercisability of any options, notwithstanding any limitations in the 1998 Incentive Plan or in the option agreement, upon such a sale, conveyance or Change in Control. Upon such a sale, conveyance or a Change in Control the Committee may, in its sole discretion, amend any award agreement issued under the 1998 Incentive Plan in such manner as it deems appropriate, including without limitation, by amendments that advance the dates upon which any or all outstanding awards shall become free of restrictions or shall become issued or payable, or that advance the dates upon which any or all outstanding awards shall terminate. Change in Control is defined in the 1998 Incentive Plan.

  Upon dissolution or liquidation of the Company, all options granted under the 1998 Incentive Plan shall terminate, but each optionee shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her option to the extent then exercisable. The Committee shall have the right to accelerate the vesting of any award or take such other action with respect thereto as the Committee shall in its sole discretion determine in the event of any contemplated dissolution or liquidation of the Company.

  Stock Awards. The Committee may grant, subject to the limitation on the number of shares of Common Stock available under the 1998 Incentive Plan, stock awards to employees and other key individuals engaged to provide services to the Company and its subsidiaries. A stock award may be made in stock or denominated in stock subject to final settlement in cash or stock. Each stock award granted will be subject to such terms and conditions as the Committee, in its sole discretion, shall determine and establish.

  It is not possible to identify the non-employee directors who will receive stock options or awards under the 1998 Incentive Plan in the future, nor the amount of options or awards which will be granted thereunder.

                        APPROVAL OF ALTRON INCORPORATED
               1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  There will be presented at the meeting a proposal to approve the Altron Incorporated 1997 Stock Option Plan for Non-Employee Directors (the "Director Plan"), which was adopted by the Company's Board of Directors on October 22, 1997.

  Under Nasdaq regulations, any plan for over 25,000 shares, any of which may be granted to a Director, is to be approved by the stockholders. The Board of Directors recommends the stockholders approve the Director Plan. The affirmative vote of the holders of at least a majority of the voting stock of the Company voting in person or by proxy at the meeting will be required for such approval. Set forth below is a summary of the principal provisions of the Director Plan.

  The Director Plan provides for a one-time grant of non-qualified stock options of the Company to the non-employee directors of the Company. Options granted under the Director Plan vest on October 22, 1998 with respect to one-third of the shares granted under such options, with an additional one-third vesting on each subsequent anniversary date. Additionally, the Director Plan provides that upon a Change in Control of the Company, all options will accelerate and be immediately fully vested and exercisable.

  On October 22, 1997, options to purchase 15,000 shares of Common Stock of the Company were granted to each of Thomas M. Claflin, II, Daniel A. Cronin, Jr. and Anthony J. Medaglia, Jr., at an exercise price of $14.75 per share.

  The high and low sales prices of the Company's Common Stock on the Nasdaq National Market on April 14, 1998 were $14.50 and $14.00, respectively.

                       TAX EFFECTS OF PLAN PARTICIPATION

  Options granted under the 1998 Incentive Plan are intended to be either incentive stock options, as defined in Section 422 of the Code, or non-qualified stock options. Options under the Director Plan are intended to be non-qualified stock options.

  Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. In addition, if the optionee holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer and for more than two years after the option is granted, the optionee will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition.

  In the event that the optionee disposes of the stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will realize ordinary income to the extent of the lesser of (i) the fair market value of the stock at the time of exercise over the exercise price, or (ii) the amount received for the stock upon disposition over the exercise price. The basis in the stock acquired upon exercise of the option in such event will equal the amount of income recognized by the optionee plus the option exercise price. Upon eventual disposition of the stock, the optionee will recognize long-term or short-term capital gain or loss, depending on the holding period of the stock and the difference between the amount realized by the optionee upon disposition of the stock and his basis in the stock.

  For alternative minimum tax purposes, generally, the excess of the fair market value of stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in alternative minimum taxable income for alternative minimum tax purposes. If the alternative minimum tax does apply to the optionee, an alternative minimum tax credit may reduce the regular tax of the optionee on future income including gain upon eventual disposition of the stock.

  The Company will not be allowed an income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition by the optionee of shares acquired upon exercise of the incentive stock option, the Company will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

  Under proposed regulations issued by the Internal Revenue Service, the exercise of an option with previously acquired stock of the Company will be treated as, in effect, two separate transactions. Pursuant to Section 1036 of the Code, the first transaction will be a tax-free exchange of the previously acquired shares for the same number of new shares. The new shares will retain the basis and, except, as provided below, the holding periods of the previously acquired shares. The second transaction will be the issuance of additional new shares having a value equal to the difference between the aggregate fair market value of all of the new shares being acquired and the aggregate option exercise price for those shares. Because the exercise of an incentive stock option does not result in the recognition by the optionee of income, this issuance will also be tax-free (unless the alternative minimum tax applies, as described above). The optionee's basis in these additional shares will be zero and the optionee's holding period for these shares will commence on the date on which the shares are transferred. For purposes of the one and two-year holding period requirements which must be met for favorable incentive stock option tax treatment to apply, the holding periods of previously acquired shares are disregarded.

  Non-Qualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a non-qualified stock option. On the exercise by an optionee of a non-qualified option, generally the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company.

  The Internal Revenue Service will treat the exercise of a non-qualified stock option with already owned stock of the Company as two transactions. First, there will be a tax-free exchange of the old shares for a like amount of new shares under Section 1036 of the Code, with the new shares retaining the basis and holding periods of the old shares. Second, the issuance of additional new shares (representing the spread between the fair market value of all the new shares and the option price) is taxable to the employee as ordinary income under Section 83 of the Code, as is the case with any non-qualified option. The new shares will have a basis equal to the spread between the fair market value of the new shares and the option price.

  The optionee's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option. Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified option, the optionee will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock, equal to the difference between the amount realized upon disposition of the stock by the optionee and his basis in the stock.

  Stock Awards. An employee who receives an award of stock that is not subject to a substantial risk of forfeiture will recognize ordinary income on the award date in an amount equal to the fair market value of the stock on the award date less the purchase price, if any, paid for such stock. If the stock is subject to a substantial risk of forfeiture, the employee will recognize ordinary income on the date such forfeiture restriction lapses in an amount equal to the fair market value of stock on that date less the purchase price, if any, paid for such stock, unless the employee makes a so-called Section 83(b) election. If a Section 83(b) election is made, the employee will recognize ordinary income on the award date in an amount equal to the fair market value of the stock on the award date less the purchase price, if any, paid for such stock. Income tax withholding will be required by the Company with respect to income recognized by the employee. The employee's basis in a stock award will include the cost of such stock, if any, increased by the amount of income recognized by the employee. Upon eventual sale of the stock, the employee will recognize capital gain or loss, as the case may be, measured by the difference between the amount realized on the sale and the employee's basis in the stock.

  The Company will be allowed a deduction in an amount equal to the income recognized by the employee. The deduction will be allowed in the Company's tax year in which the date that the employee recognized such income occurs.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP, certified public accountants, to act as independent public auditors to examine the financial statements of the Company for the fiscal year ending January 2, 1999. A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

           COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons owning more than 10% of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers, Directors and greater than 10% holders of Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, the Company believes that all
Section 16(a) filing requirements applicable to its Executive Officers, Directors and owners of greater than 10% of its Common Stock were complied with in fiscal 1997, except that, through inadvertence, each of Peter D. Brennan, Thomas M. Claflin, II and Daniel A. Cronin, Jr. did not timely file a Form 5, regarding option grants.

                             STOCKHOLDER PROPOSALS

  Under regulations adopted by the Securities and Exchange Commission, stockholder proposals must be submitted to the Clerk of the Company not later than December 14, 1998 in order to be considered for inclusion in the proxy materials for the Annual Meeting to be held in 1999. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

                                 OTHER MATTERS

  Management knows of no other matters which may properly be and are likely to be brought before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their best judgment.

                                  10-K REPORT

  THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUESTS SHOULD BE DIRECTED TO PETER D. BRENNAN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, ALTRON INCORPORATED, ONE JEWEL DRIVE, WILMINGTON, MASSACHUSETTS 01887.

                                VOTING PROXIES

  The Board of Directors recommends an affirmative vote on the proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors,

                                          Anthony J. Medaglia, Jr., Clerk

Wilmington, Massachusetts
April 21, 1998